Exhibit 99

November 9, 2007

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC.
1701 WARWOOD AVENUE
WHEELING, WV 26003

RELEASE IMMEDIATELY	For further information
Contact Sylvan J. Dlesk, President & CEO or
Francie P. Reppy, Executive Vice President,
Chief Administrative Officer & Chief Financial Officer
(304) 242-3770

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES THIRD QUARTER 2007 EARNINGS

Wheeling, WV, November 9, 2007–First West Virginia Bancorp, Inc. (AMEX: FWV) President and Chief Executive Officer, Sylvan J. Dlesk, today announced third quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N. A., Wheeling, West Virginia.

Net income for the third quarter of 2007 was reported at $579,613 or $.38 per share, compared to $591,693 or $.39 per share reported for the same period a year earlier. The decrease in earnings during the third quarter of 2007 compared to 2006 was primarily attributed to decreases in net interest income and noninterest income, offset in part by a decrease in noninterest expenses combined with the decrease in the provision for loan losses. During the third quarter of 2007 over 2006, net interest income declined $173,056 or 7.8%, and was primarily due to the decreased interest and fees earned on loans combined with the increase in the interest paid on interest bearing liabilities, offset in part by the increased interest earned on investment securities. The decrease in noninterest income was primarily due to the decrease in the gains (losses) on sales of investment securities combined with the decrease in service charges and other fee income, offset in part by an increase in other operating income. Noninterest expenses were reduced by $47,671 or 2.6% during the three month period ended September 30, 2007 as compared to the same period in 2006 primarily due to the reduction in other operating expenses combined with the decrease in occupancy expenses, offset in part by a slight increase in salary and employee benefits expense.

For the nine months ended September 30, 2007, net income was reported at $1,501,031 or $.98 per share compared to $1,741,169 or $1.14 per share reported for the same period in 2006. The decline in earnings during the first nine months of 2007 as compared to 2006 was primarily attributed to decreased net interest income and noninterest income, offset in part by the decrease in noninterest expenses and the decrease in the provision for loan losses.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share and per share data)	(Unaudited) September 30, 2007	December 31, 2006

AT PERIOD END
Total Assets	$255,671	$254,438
Total Deposits	204,713	210,409
Total Loans	119,942	120,709
Total Investment Securities	105,045	110,894
Shareholders’ Equity	26,176	25,277
Shareholders’ Equity Per Share of Common Stock	17.13	16.54

(Unaudited, in thousands, except share and per share data)	September 30, 2007	September 30, 2006

FOR THE THREE MONTHS ENDED
Net income	580	592
Provision for Loan Losses	(100)	—
Earnings Per Share of Common Stock	.38	.39
Dividends Per Share of Common Stock	.19	.19
Return on Average Assets	.91%	.90%
Return on Average Equity	8.76%	9.19%

FOR THE NINE MONTHS ENDED
Net income	1,501	1,741
Provision for Loan Losses	(100)	—
Earnings Per Share of Common Stock	.98	1.14
Dividends Per Share of Common Stock	.57	.57
Return on Average Assets	.79%	.88%
Return on Average Equity	7.69%	9.20%

Average shares outstanding	1,528,443	1,528,443

First West Virginia Bancorp, Inc. stock is traded on the American Stock Exchange under the symbol “FWV.”